Exhibit 23

INDEPENDENT PUBLIC ACCOUNTANT’S CONSENT

We consent to the use in this Form 8-K/A2 of Washington Real Estate Investment Trust (“WRIT”) of our reports dated June 23, 2006, relating to the audited historical summaries of gross income and direct operating expenses of Alexandria Professional Center, 9707 Medical Center Drive and 15001 Shady Grove Road, Randolph Shopping Center, Montrose Shopping Center and Plumtree Medical Center for the year ended December 31, 2005. We also consent to the incorporation by reference of our reports in WRIT’s Form S-8, File No. 33-63671, Form S-8, File No. 333-48081, Form S-8, File No. 333-48882, Form S-3, File No. 333-54704, Form S-4, File No. 333-48293, Form S-8, File No. 333-68016, and Form S-3, File No. 333-114410.

/s/ ARGY, WILTSE & ROBINSON, P.C.

McLean, Virginia
July 28, 2006